                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-63082


THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion. Dated February 14, 2002
       Prospectus Supplement No.   to the Prospectus dated June 25, 2001
               and the Prospectus Supplement dated June 25, 2001

[GOLDMAN SACHS LOGO]
                         THE GOLDMAN SACHS GROUP, INC.
                          Medium-Term Notes, Series B
                           -------------------------

                                $
                     Mandatory Exchangeable Notes due 2003
               (Subject to Mandatory Exchange for Common Stock of
                        Maxim Integrated Products, Inc.)
                           -------------------------

The amount that you will receive with respect to a note on the stated maturity
date on         , 2003 (unless extended due to a market disruption) is linked to the performance of the common stock of Maxim Integrated Products, Inc. (which we refer to as the index stock), subject to a 25% cap. We may choose to pay you the amount that you are owed, if any, with respect to a note in either shares of the index stock or cash.

Each note has a face amount equal to $      (the initial index stock price, as
determined on         , 2002). You will pay $      per note (a discount of   %
of the face amount) upon original issuance.

YOU COULD LOSE YOUR ENTIRE INVESTMENT IN THE NOTES, WHILE THE MAXIMUM AMOUNT THAT YOU COULD RECEIVE WITH RESPECT TO A NOTE ON THE STATED MATURITY DATE IS
$        (125% OF THE INITIAL INDEX STOCK PRICE). IN ADDITION, WE WILL NOT PAY
INTEREST ON THE NOTES NOR ANY OTHER AMOUNT WITH RESPECT TO THE NOTES PRIOR TO THE STATED MATURITY DATE.

The number of shares or the cash amount that we will deliver to you on the stated maturity date with respect to each note you own depends on the closing price of the index stock, subject to any antidilution adjustments (which we refer to as the final index stock price), on the determination date. The determination date is the fifth business day prior to the stated maturity date (unless extended due to a market disruption).

    - If the final index stock price is equal to or greater than 125% of the
      initial index stock price ($        , which we refer to as the cap price),
      then we will deliver to you in respect of each note you own either a number shares of index stock with a value (based on the closing price of the index stock on the determination date) equal to the cap price, or cash equal to the cap price.

    - If the final index stock price is less than the cap price, we will deliver to you in respect of each note you own either one share of index stock (subject to any antidilution adjustments) or cash equal to the final index stock price.

You should read the detailed description of the terms of the notes found in this prospectus supplement. The description of the terms of the notes set forth above is only a summary of the terms and is qualified by the detailed description of the terms in the rest of this prospectus supplement.

YOUR INVESTMENT IN THE NOTES INVOLVES SIGNIFICANT RISKS. WE ENCOURAGE YOU TO READ "ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE" ON PAGE S-7 SO THAT YOU MAY BETTER UNDERSTAND THOSE RISKS.

ORIGINAL ISSUE DATE:     , 2002     ORIGINAL ISSUE PRICE:   % of the face amount
NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.:   % of the face amount
                           -------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

    Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.
                           -------------------------

                Prospectus Supplement dated             , 2002.

                              SUMMARY INFORMATION
-------------------------------------------------------------------------------
     We refer to the notes we are offering by this prospectus supplement as the "offered notes" or the "notes". Each of the offered notes, including your note, has the terms described below and under "Specific Terms of Your Note" on page S-11. Please note that in this prospectus supplement, references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the "accompanying prospectus" mean the accompanying Prospectus dated June 25, 2001, as supplemented by the accompanying Prospectus Supplement dated June 25, 2001, of The Goldman Sachs Group, Inc.
-------------------------------------------------------------------------------
                                   KEY TERMS

ISSUER: The Goldman Sachs Group, Inc.

INDEX STOCK AND INDEX STOCK ISSUER: common stock of Maxim Integrated Products, Inc.

FACE AMOUNT: each note will have a face amount equal to $     , which is the
initial index stock price; $       in the aggregate for all the offered notes

PRINCIPAL AMOUNT: on the stated maturity date, Goldman Sachs will exchange the note for the index stock at the exchange rate or, at the option of Goldman Sachs, for the cash value of that stock based on the final index stock price

EXCHANGE RATE: this rate will equal either:

- if the final index stock price equals or exceeds the cap price, a number of shares of the index stock equal to the cap fraction or

- if the final index stock price is less than the cap price, one share of the index stock,

for each $       of the outstanding face amount, subject to antidilution
adjustment

INITIAL INDEX STOCK PRICE: $       for one share of the index stock

FINAL INDEX STOCK PRICE: the closing price of one share of the index stock on the determination date, subject to antidilution adjustment

CAP PRICE: the initial index stock price times 1.25, which equals $

CAP FRACTION: the cap price divided by the final index stock price

NO INTEREST: the offered notes will not bear interest prior to the stated maturity date

TRADE DATE:          , 2002

STATED MATURITY DATE:          , 2003, unless extended for up to six business
days

DETERMINATION DATE: the fifth business day prior to                , 2003,
unless extended for up to five business days

CALCULATION AGENT: Goldman, Sachs & Co.

NO LISTING: the notes will not be listed or displayed on any securities exchange or interdealer market quotation system

BUSINESS DAY: as described on page S-19

                                      Q&A

                             HOW DO THE NOTES WORK?

      The index stock is the common stock of Maxim Integrated Products, Inc.
Each note has a face amount equal to $     , which is the initial index stock
price. The return on the notes will be linked to the performance of the index
stock, subject to a cap price of $     . The principal of your note is not
protected, so you may lose all or a significant amount of your initial investment. See "Additional Risk Factors Specific to Your Note" on page S-7.

      The original issue price per note represents a discount of      % of the
face amount and is equal to $     per note. However, the notes will bear no
interest and no payments will be made until the stated maturity date, which is
               , 2003.

      We have designed the notes for investors who want to participate in the possible price appreciation of the index stock over the term of the notes (subject to the cap price). The cap price is equal to 125% times the initial index stock price. Investors should only purchase the notes if they are willing to accept the risk of owning securities with no principal protection.

      The discounted original issue price of $          provides a limited
downside buffer should the index stock price fall, in that an investor in the notes who bought at the original issue price will lose all or a portion of the
original investment only if the final index stock price is more than      % less
than the initial index stock price.

      This discount may also provide leverage on the total return on the note should the value of the index stock increase. For example, if the final index stock price equals the cap price, the pretax total return on the notes will be
     %, while the value of the index stock would have appreciated only %. Because of the cap price, however, this leverage will never result in a return
of more than      %, no matter how high the index stock may appreciate.

      As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled "Medium-Term Notes, Series B" issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see "Specific Terms of Your Note" on page S-11.

                   WHAT WILL I RECEIVE AT THE STATED MATURITY
                                 OF THE NOTES?

      On the stated maturity date, we will exchange the note for the index stock at the exchange rate or, at our option, pay an equivalent cash amount on each note that depends on the final index stock price. For each note, the exchange rate will be determined as follows (subject to antidilution adjustment):

- if the final index stock price is equal to or greater than the cap price, we will deliver shares of index stock with a value (based on the closing price of the index stock on the determination date) equal to the cap price, or cash equal to the cap price. As a result, in such a case, the exchange rate for each note will equal the cap price divided by the final index stock price.

- if the final index stock price is less than the cap price, we will deliver one share of the index stock or pay cash equal to the final index stock price.

As a result, the maximum number of shares of index stock to be delivered, or amount to be paid, in respect of each note on the stated maturity date will be limited by the cap price. The minimum number of shares of index stock that could be delivered in respect of each note on the stated maturity date, however, is one share (subject to antidilution adjustment), which means that, to the extent the final index stock price is less than the cap price, the value you receive at maturity will be reduced. Accordingly, the minimum value you may receive at maturity is zero.

     WHAT WILL I RECEIVE IF I SELL MY NOTE BEFORE THE STATED MATURITY DATE?

      If you sell your note prior to the stated maturity date, you will receive the market price for your note. The market price of your note may be influenced by many factors, such as the index stock price and the volatility of the index stock. Depending on the impact of these factors, you may receive significantly less than the face amount of your note if you sell it prior to the stated maturity date. It is also very unlikely that the secondary market price of the notes will correlate exactly with the value of the index stock. For more details, see "Additional Risk Factors Specific to Your
Note -- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" on page S-7 below.

                             HYPOTHETICAL EXAMPLES

      The table below illustrates the hypothetical number of shares of index stock that would be delivered (or the cash amount that would be paid) for an assumed $52 face amount of your note on the stated maturity date if the final index stock price is one of the hypothetical prices set forth below.

      The information in the table and in the chart following the table reflects hypothetical pretax rates of return on the offered notes and the index stock assuming that they are held to the stated maturity date. They assume that the initial index stock price is $52, the index stock does not pay a cash dividend, the face amount is $52 per note, the original issue price is $46.358 per note and the cap price is $65. For these purposes, we have assumed that there will be no antidilution adjustments to the exchange rate and no market disruption events. We have also assumed that the closing index stock price on the determination date is the same as it is on the stated maturity date.

      The hypothetical pretax total rate of return per note (column five in the table) is calculated by dividing the hypothetical equivalent cash amount at stated maturity (column four in the table) by the assumed original issue price and then subtracting one.

      The hypothetical pretax total rate of return for the index stock (column six in the table) is determined by dividing the hypothetical final index stock price (column one in the table) by the assumed initial index stock price and then subtracting one.

      The actual initial index stock price and the face amount may be higher or lower than the assumed values. These actual values will not be determined until the trade date. The cap price will be 125% times the actual initial index stock price and the original issue price will be discounted at least 10.85% from the face amount.

               Hypothetical Final       Hypothetical       Hypothetical                       Hypothetical
                Index Stock Price        Number of        Equivalent Cash    Hypothetical     Pretax Total
Hypothetical   as a Percentage of     Shares of Index     Amount Per Note    Pretax Total    Rate of Return
Final Index    the Assumed Initial     Stock Per Note        At Stated      Rate of Return      on Index
Stock Price     Index Stock Price    At Stated Maturity      Maturity          Per Note          Stock
------------   -------------------   ------------------   ---------------   --------------   --------------
   83.20               160%               0.781250             65.00               40%              60%
   78.00               150%               0.833333             65.00               40%              50%
   72.80               140%               0.892857             65.00               40%              40%
   67.60               130%               0.961538             65.00               40%              30%
   65.00               125%               1.000000             65.00               40%              25%
   62.40               120%               1.000000             62.40               35%              20%
   57.20               110%               1.000000             57.20               23%              10%
   ----------------------------------------------------------------------------------------------------
   52.00               100%               1.000000             52.00               12%               0%
   ----------------------------------------------------------------------------------------------------
   46.80                90%               1.000000             46.80                1%             -10%
   41.60                80%               1.000000             41.60              -10%             -20%
   36.40                70%               1.000000             36.40              -21%             -30%
   31.20                60%               1.000000             31.20              -33%             -40%
   26.00                50%               1.000000             26.00              -44%             -50%
   20.80                40%               1.000000             20.80              -55%             -60%
   15.60                30%               1.000000             15.60              -66%             -70%
   10.40                20%               1.000000             10.40              -78%             -80%
    5.20                10%               1.000000              5.20              -89%             -90%
    0.00                 0%               1.000000              0.00             -100%            -100%

                           HYPOTHETICAL PRETAX TOTAL
                            RATE OF RETURN PER NOTE

     The following chart illustrates the hypothetical pretax total rate of return per note (column five in the table) for a range of hypothetical final index stock prices as a percentage of the assumed initial index stock price (column two in the table).

Hypothetical final index stock price                                    Hypothetical pretax
as a percentage of the assumed initial                                  total rate of return
index stock price.                                                      per note.
0 %                                                                             -100.00%
10%                                                                              -89.00%
20%                                                                              -78.00%
30%                                                                              -66.00%
40%                                                                              -55.00%
50%                                                                              -44.00%
60%                                                                              -33.00%
70%                                                                              -21.00%
80%                                                                              -10.00%
90%                                                                                1.00%
100%                                                                              12.00%
110%                                                                              23.00%
120%                                                                              35.00%
130%                                                                              40.00%
140%                                                                              40.00%
150%                                                                              40.00%
160%                                                                              40.00%

          HYPOTHETICAL FINAL INDEX STOCK PRICE AS A PERCENTAGE OF THE
                       ASSUMED INITIAL INDEX STOCK PRICE

      Before investing in the offered notes, you should consult publicly available news sources to determine the trading prices of the index stock between the date of this preliminary prospectus supplement and your purchase of the offered notes. The trading price of the index stock may differ substantially from current levels, and the actual performance of the index stock over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical trading prices of the index stock shown elsewhere in this prospectus supplement or to the hypothetical examples shown in the table and chart above.

      For more detail about hypothetical rates of return on your note, please see "Hypothetical Returns on Your Note" on page S-22.

        WHEN WILL YOU RECEIVE CASH INSTEAD OF SHARES OF THE INDEX STOCK?

      On the stated maturity date, we will exchange your note for shares of the index stock at the exchange rate, unless we choose, at our sole option, to pay the cash value of the number of shares of index stock we would otherwise be obligated to deliver in exchange for your note, multiplied by the closing price of the index stock on the determination date. If we choose to deliver cash, we will notify the holder of our election at least one business day prior to the determination date; if we do not notify the holder, we will deliver shares of the index stock, except in the limited circumstances described under "-- Consequences of a Market Disruption Event" below.

      If we choose to deliver shares of the index stock on the stated maturity date, we will not distribute any fractional shares of the index stock to the holder. Instead, we will pay cash in an amount equal to that fraction multiplied by the closing price of the index stock on the determination date.

                    WHAT IS MAXIM INTEGRATED PRODUCTS, INC.?

      According to its publicly available documents, Maxim Integrated Products, Inc. designs, develops, manufactures and markets linear and mixed-signal integrated circuits. It also provides high-frequency design processes and capabilities that can be used in custom design.

      We are not affiliated with the index stock issuer, and the index stock issuer will not receive any of the proceeds from the sale of, or have any obligations under, the offered notes. You should independently investigate the index stock issuer and decide whether an investment in the notes is appropriate for you.

      Because the index stock is registered under the Securities and Exchange Act of 1934, as amended, the index stock issuer is required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "SEC"). For more information about the index stock issuer and the index stock that you may receive on the stated maturity date, information provided to or filed with the SEC by the index stock issuer with respect to its registered securities can be located by reference to SEC file number 0-16538 and may be inspected at the SEC's public reference facilities or accessed over the Internet through a web site maintained by the SEC at http://www.sec.gov. In addition, information regarding the index stock issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. Please see "Maxim Integrated Products, Inc." on page S-26.

                               WHAT ABOUT TAXES?

      The U.S. Federal income tax consequences of an investment in the notes are uncertain. Pursuant to the terms of the note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize your note for all tax purposes as a forward contract to acquire the index stock on the stated maturity date or to receive cash instead of shares of the index stock on that date.

      If you receive the index stock on the stated maturity date, you should not recognize any gain or loss upon receipt of the index stock. However, the holding period will begin the day after you receive the shares. If you receive cash, you should be required to recognize gain or loss on the maturity date. You should review the discussion under the section entitled "Supplemental Discussion of Federal Income Tax Consequences" on page S-28 below.

                         WILL THE NOTES BE LISTED ON A
                                STOCK EXCHANGE?

      The notes will not be listed or displayed on any securities exchange or interdealer market quotation system.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE
-------------------------------------------------------------------------------
     An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus dated June 25, 2001. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the stock to which your note is indexed. You should carefully consider whether the offered notes are suited to your particular circumstances.
-------------------------------------------------------------------------------
                  THE PRINCIPAL OF YOUR NOTE IS NOT PROTECTED

      The principal of your note is not protected. Our payment to you on the stated maturity date will be a number of shares of index stock, or its cash equivalent, based on the final index stock price. Thus, you may lose your entire investment in your note, depending on the closing price of the index stock on the determination date.

      Also, the market value of your note prior to the stated maturity date may be lower than the purchase price you pay for your note. Consequently, if you sell your note before the stated maturity date, you may receive far less than the amount of your investment in the note.

                   YOUR NOTE DOES NOT BEAR PERIODIC INTEREST

      You will not receive any periodic interest payments on your note. Even if the final index stock price exceeds the initial index stock price, the over-all return on your note may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate.

                    THE POTENTIAL FOR THE VALUE OF YOUR NOTE
                             TO INCREASE IS LIMITED

      Your ability to participate in any rise in the market value of the index stock is limited. Because of the formula that we will use to determine the payment amount, the amount you receive on the stated maturity date may result in a lower return on your note than you would have received had you invested in the index stock directly. In addition, the payment amount that you receive on the stated maturity date will not exceed 125% of the face amount of your note, no matter how high the market price of the index stock may rise.

 THE MARKET PRICE OF YOUR NOTE MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS

      The following factors, many of which are beyond our control, will influence the value of your note:

- the market price of the index stock;

- the volatility -- i.e., the frequency and magnitude of changes in the market price of the index stock;

  -- As indicated under "Maxim Integrated Products, Inc. -- Historical Trading
     Price Information", the market price of the index stock has been highly volatile during recent periods. It is impossible to predict whether the price of the index stock will rise or fall;

- the dividend rate on the index stock;

- economic, financial, regulatory, military and political events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the market price of the index stock;

- interest and yield rates in the market;

- the time remaining until your note matures; and

- our creditworthiness.

      These factors will influence the price you will receive if you sell your note prior to maturity. You cannot predict the future performance of the index stock based on its historical performance.

      Before investing in the offered notes, you should consult publicly available news sources to determine the trading prices of the index stock between the date of this preliminary prospectus supplement and your purchase of the offered notes. The trading price of the index stock may differ substantially from current levels, and the actual performance of the index stock over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical trading prices of the index stock or to the hypothetical return examples set forth elsewhere in this prospectus supplement.

                     IF THE MARKET PRICE OF THE INDEX STOCK
                     CHANGES, THE MARKET VALUE OF YOUR NOTE
                       MAY NOT CHANGE IN THE SAME MANNER

      Your note may trade quite differently from the index stock. Changes in the market price of the index stock may not result in comparable changes in the market value of your note. Even if the market price of the index stock equals or exceeds the cap price specified on the front cover page, the market value of your note will usually be less than the cap price prior to the stated maturity date. We discuss some of the reasons for this disparity under "-- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" above.

                       TRADING AND OTHER TRANSACTIONS BY
                      GOLDMAN SACHS IN THE INDEX STOCK MAY
                         IMPAIR THE VALUE OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing the index stock, and may adjust the hedge by, among other things, purchasing or selling the index stock or listed and over-the-counter options on the index stock, at any time and from time to time. We may also purchase and sell the index stock for your note in hedging transactions relating to other exchangeable notes whose returns are linked to the same index stock. Any of these hedging activities may adversely affect the price of the index stock and, therefore, the value of your note. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

      In addition, Goldman, Sachs & Co. and our other affiliates may engage in trading in the index stock or instruments linked to the index stock for their proprietary accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the price of the index stock and, therefore, the value of your note. Goldman, Sachs & Co. and our other affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the index stock. By introducing competing products into the marketplace in this manner, our affiliates could adversely affect the value of your note.

                          WE WILL NOT HOLD INDEX STOCK
                                FOR YOUR BENEFIT

      The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange your note for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any index stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

                    YOU WILL NOT HAVE ANY SHAREHOLDER RIGHTS

      Investing in your note will not make you a holder of the index stock. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock.

  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged in and expect to engage in trading activities related to the index stock that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the price of the index stock, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuer of the index stock, including making loans to or equity investments in that company or providing advisory services to that company. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to the issuer of the index stock. Any of these activities by any of our affiliates may affect the price of the index stock and, therefore, the value of your note.

                   AS CALCULATION AGENT, GOLDMAN, SACHS & CO.
                        WILL HAVE THE AUTHORITY TO MAKE
                  DETERMINATIONS THAT COULD AFFECT THE MARKET
                       VALUE OF YOUR NOTE, WHEN YOUR NOTE
                       MATURES AND THE AMOUNT YOU RECEIVE
                                  AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining whether and how to make antidilution adjustments to the exchange rate; determining the closing price of the index stock, which we will use to calculate the exchange rate and how much cash we must pay at the stated maturity if we choose not to deliver index stock; and determining whether to postpone the stated maturity date because of a market disruption event. See "Specific Terms of Your Note -- Antidilution Adjustments" and "-- Special Calculation Provisions" below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above.

                   THERE IS NO AFFILIATION BETWEEN THE INDEX
                      STOCK ISSUER AND US, AND WE ARE NOT
                         RESPONSIBLE FOR ANY DISCLOSURE
                           BY THE INDEX STOCK ISSUER

      Goldman Sachs is not affiliated with the issuer of the index stock. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuer. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any information about the index stock issuer contained in this prospectus supplement or in any of the index stock issuer's publicly available filings. You, as an investor in your note, should make your own investigation into the index stock issuer. See "Maxim Integrated Products, Inc." below for additional information about the index stock issuer.

      The index stock issuer is not involved in this offering of your note in any way and has no obligation of any sort with respect to your note. Thus, the index stock issuer has no obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

      We do not plan to have your note listed on any securities exchange or included in any quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                    YOU HAVE LIMITED ANTIDILUTION PROTECTION

      Goldman, Sachs & Co., as calculation agent for your note, will adjust the exchange rate for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the index stock issuer's capital structure, but only in the situations we describe in "Specific Terms of Your Note -- Antidilution Adjustments". The calculation agent is not required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the exchange rate for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all of the outstanding index stock by a third party. Those events may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the value of your note. The index stock issuer or a third party could make an offering or a tender or exchange offer, or the index stock issuer could take any other action, that adversely affects the value of the index stock and your note but does not result in an antidilution adjustment for your benefit.

                    WE CAN POSTPONE THE STATED MATURITY DATE
                      IF A MARKET DISRUPTION EVENT OCCURS

      If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than five business days. Thus, you may not receive the cash or the index stock that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing price of the index stock is not available on the determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final index stock price based on its assessment, made in its sole discretion, of the market value of the index stock at that time.

                    THE TAX CONSEQUENCES OF AN INVESTMENT IN
                            YOUR NOTE ARE UNCERTAIN

      The tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. We discuss these matters below under "Supplemental Discussion of Federal Income Tax Consequences" below.

                      CERTAIN CONSIDERATIONS FOR INSURANCE
                      COMPANIES AND EMPLOYEE BENEFIT PLANS

      Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                          SPECIFIC TERMS OF YOUR NOTE
-------------------------------------------------------------------------------
      Please note that in this section entitled "Specific Terms of Your Note", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to "Goldman Sachs" mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. References to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance". Also, references to the "accompanying prospectus' mean the accompanying Prospectus dated June 25, 2001, as supplemented by the accompanying Prospectus Supplement dated June 25, 2001, of The Goldman Sachs Group, Inc.
-------------------------------------------------------------------------------
      We refer to the notes offered in this prospectus supplement, including your note, as the offered notes. The offered notes are "indexed debt securities", as defined in the accompanying prospectus. The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

      In addition to those described on the front cover page, the following terms will apply to your note:

      SPECIFIED CURRENCY:

- principal: U.S. dollars

- interest: U.S. dollars

      NO LISTING: your note will not be listed or displayed on any securities exchange or interdealer market quotation system

      FORM OF NOTE:

- global form only: yes, at DTC

- non-global form available: no

      DENOMINATIONS: the face amount of each note will be the initial index stock price

      DEFEASANCE APPLIES AS FOLLOWS:

- full defeasance: no

- covenant defeasance: no

      OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described under "-- Special Calculation Provisions" below

- antidilution provisions will apply to your note as described under "-- Antidilution Adjustments" below

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under "-- Special Calculation Provisions" below

      In this prospectus supplement, when we refer to the index stock, we mean the common stock of Maxim Integrated Products, Inc. and, when we refer to the index stock issuer, we mean that company, except as noted under "-- Antidilution Adjustments -- Reorganization Events -- Distribution Property" below.

      Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased your note in a market-making
transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

      We describe the terms of your note in more detail below.

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will exchange your note for shares of the index stock at the exchange rate. Alternatively, at our sole option, we may pay cash in an amount equal to the number of shares of the index stock we would otherwise be obligated to deliver in exchange for your note, multiplied by the closing price of the index stock on the determination date. If we choose to deliver cash, we will notify the holder of our election at least one business day prior to the determination date; IF WE DO NOT NOTIFY THE HOLDER, WE WILL DELIVER SHARES OF THE INDEX STOCK, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED UNDER "-- CONSEQUENCES OF A MARKET DISRUPTION EVENT" BELOW.

EXCHANGE RATE

      The exchange rate will equal either:

- if the final index stock price equals or exceeds the cap price, a number of
  shares of index stock equal to the cap fraction for each $          of the
  outstanding face amount; or

- if the final index stock price is less than the cap price, one share of index
  stock for each $          of the outstanding face amount.

      We specify the initial index stock price, final index stock price, cap price and cap fraction under "Summary Information -- Key Terms" above.

      The exchange rate may be adjusted, with respect to both the amount and type of consideration, as a result of dilution events, as we describe under "-- Antidilution Adjustments" below. In addition, if an exchange would otherwise involve a fractional share of the index stock, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the closing price of the index stock.

      The shares of the index stock, together with any cash payable for a fractional share and after giving effect to any antidilution adjustments, that we must deliver on the stated maturity date in exchange for your note represent the principal amount of your note, unless we elect to deliver cash. In that event, the cash we must pay in exchange for your note on the stated maturity date represents the principal amount of your note.

STATED MATURITY DATE

      The stated maturity date will be                , 2003 unless that day is
not a business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day
after                , 2003 or, if                , 2003 is not a business day,
later than the sixth business day after                , 2003. The calculation
agent may postpone the determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events under "-- Special Calculation Provisions" below.

DETERMINATION DATE

      The determination date will be the fifth business day prior to
               , 2003, unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date
be later than                , 2003 or, if                , 2003 is not a
business day, later than the first business day after                , 2003.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

      As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next following business day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days. If the determination date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the final index stock price that must be used to determine the exchange rate (and, if we elect not to deliver index stock on the stated maturity date, the cash value of that stock) is not available on the determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index stock price based on its assessment, made in its sole discretion, of the market value of the index stock on that day.

      In addition, if a market disruption event occurs or is continuing on the determination date or on any later day through and including the stated maturity date, we may choose to pay cash instead of delivering index stock on the stated maturity date, even if we have not notified the holder of our election to pay cash as described above in this section entitled "-- Payment of Principal on Stated Maturity Date".

                            ANTIDILUTION ADJUSTMENTS

      The calculation agent will adjust the exchange rate as described below, but only if an event described under one of the six subsections beginning with "-- Stock Splits" below occurs and only if the relevant event occurs during the period described under the applicable subsection.

      The adjustments described below do not cover all events that could affect the exchange rate, such as an issuer tender or exchange offer for the index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the index stock. We describe the risks relating to dilution above under "Additional Risk Factors Specific to Your Note -- You Have Limited Antidilution Protection".

HOW ADJUSTMENTS WILL BE MADE

      In this prospectus supplement, we refer to antidilution adjustment of the exchange rate. If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

- STEP ONE. The calculation agent will adjust the reference amount. This term refers to the amount of the index stock or other property for which the final index stock price is to be determined on the determination date. For example, if no adjustment is required, the final index stock price will be the closing price of one share of the index stock on the determination date. In that case, the reference amount will be one share of the index stock. We describe how the closing price will be determined below under "-- Special Calculation Provisions".

  If an adjustment is required because of one of the dilution events described in the first five subsections below -- these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of transferable rights and warrants -- then the final index stock price might instead be, for example, the closing price, on the determination date, of two shares of the index stock or a half share of the index stock, depending on the event. In that example, the adjusted reference amount would be two shares of the index stock or one half share of the index stock, as applicable.

  If an adjustment is required because of one of the reorganization events described in "-- Reorganization Events" below -- these involve events in which cash, securities or other property is distributed in respect of the index stock -- then the final index stock price will be as follows, assuming there has been no prior antidilution adjustment: the value, on the determination date, of the property distributed in the reorganization event in respect of one share of the index stock, plus one share of the index stock if the index stock remains outstanding. In that case, the adjusted reference amount will be the property so distributed plus one share of the index stock, if applicable. In addition, on the stated maturity date, your note will be exchangeable for the kind or kinds of property comprising the adjusted reference amount, or the cash value of that property, as described in more detail under "-- Reorganization Events" below.

  The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections that follow.

- STEP TWO. Having adjusted the reference amount in step one, the calculation agent will determine the final index stock price, which will be the closing price of the adjusted reference amount on the determination date. If a reorganization event occurs, the final index stock price will be the value of the adjusted reference amount as determined by the calculation agent in the manner described under "-- Reorganization Events" below.

- STEP THREE. Having determined the final index stock price in step two, the calculation agent will use this price to calculate the cap fraction and will use this amount to calculate the exchange rate.

- STEP FOUR. Having calculated the exchange rate in step three, the calculation agent will multiply this rate by the reference amount as adjusted in step one. The resulting rate will be the number of shares of the index stock that will be exchangeable on the stated maturity date for each $ of the outstanding face amount of your note.

- STEP FIVE. If we elect to deliver cash to the holder on the stated maturity date, the amount we deliver will equal the cash value of the index stock that we would otherwise deliver, based on the adjusted rate calculated in step four. The calculation agent will determine the cash value of that stock by multiplying the number of shares involved by the closing price for one share on the determination date, rather than by the final index stock price, which will be the closing price for the adjusted reference amount. If your note would be exchangeable for property other than the index stock because of a reorganization event, then the calculation agent will determine the cash value of that property in the manner described under "-- Reorganization Events" below.

      If more than one event requiring adjustment occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final index stock price, the cap fraction and the adjusted exchange rate using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the determination date.

      The calculation agent will adjust the exchange rate for each reorganization event described in "-- Reorganization Events" below. For any other dilution event described below, however, the calculation agent will not have to adjust the exchange rate unless the adjustment would result in a change of at least 0.1% in the exchange rate that would apply without the adjustment. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward -- e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

      If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

      The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

      In this prospectus supplement, when we say that the calculation agent will adjust the exchange rate for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.
-------------------------------------------------------------------------------
   Regardless of the antidilution adjustments that may apply to your note, the index stock or cash you receive on the stated maturity date, valued as of the determination date, will not under any circumstances exceed the cap
   price for each $          of the outstanding face amount of your note.
-------------------------------------------------------------------------------
      The following six subsections describe the dilution events for which the exchange rate is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount -- the first step in the adjustment process described above -- for the relevant event.

STOCK SPLITS

      A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

      If the index stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount -- i.e., the reference amount before that adjustment -- plus the product of (1) the number of new shares issued in the stock split with respect to one share of the index stock times (2) the prior reference amount. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the first day on which the index stock trades without the right to receive the stock split occurs after the date of this prospectus supplement and on or before the determination date.

REVERSE STOCK SPLITS

      A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

      If the index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount and the quotient of (1) the number of shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the reverse stock split becomes effective after the date of this prospectus supplement and on or before the determination date.

STOCK DIVIDENDS

      In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

      If the index stock is subject to a stock dividend, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the index stock times (2) the prior reference amount. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the determination date.

      The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

OTHER DIVIDENDS AND DISTRIBUTIONS

      The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

- stock dividends described above,

- issuances of transferable rights and warrants as described in "-- Transferable Rights and Warrants" below,

- distributions that are spin-off events described in "-- Reorganization Events" below, and

- extraordinary dividends described below.

      A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first business day before the ex-dividend date.

      If an extraordinary dividend occurs, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times
(2) a fraction, the numerator of which is the closing price of the index stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the determination date.

      The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

- for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

- for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

      To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the index stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the exchange rate only as described in "-- Stock Dividends" above, "-- Transferable Rights and Warrants" below or
"-- Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS

      If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase index stock at an exercise price per share that is less than the closing price of the index stock on the business day before the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

- the numerator will be the number of shares of the index stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants, and

- the denominator will be the number of shares of the index stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the business day before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the ex-dividend date described above occurs after the date of this prospectus supplement and on or before the determination date.

REORGANIZATION EVENTS

      Each of the following is a reorganization event:

- the index stock is reclassified or changed,

- the index stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding index stock is exchanged for or converted into other property,

- a statutory share exchange involving the outstanding index stock and the securities of another entity occurs, other than as part of an event described above,

- the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

- the index stock issuer effects a spin-off -- that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described above,

- the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

- another entity completes a tender or exchange offer for all the outstanding index stock.

      ADJUSTMENTS FOR REORGANIZATION EVENTS. If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of each type of distribution property distributed in respect of one share of the index stock -- or in respect of whatever the prior reference amount may be -- in the reorganization event, taken together. We define the term "distribution property" below. For purposes of the five-step adjustment process described under "-- How Adjustments Will Be Made" above, the distribution property so distributed will be the adjusted reference amount described in step one, the value of that property on the determination date will be the final index stock price described in step two and the calculation agent will determine and adjust the exchange rate based on these items as described in steps three and four.

      Consequently, if a reorganization event occurs, your note will be exchangeable on the stated maturity date as follows:

- If we do not elect to exchange your note for cash, we will deliver to the
  holder, for each $          of the outstanding face amount, each type of
  distribution property distributed in the reorganization event in respect of the prior reference amount.

- If we elect to exchange your note for cash, we will pay the holder, for every
  $          of the outstanding face amount, cash in an amount equal to the value of each type of distribution property distributed in the reorganization event in respect of the prior reference amount.

      For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the determination date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If more than one type of distribution property is involved, the reference amount will be adjusted so that your note is exchangeable for each type, or the cash value of each type, in the same proportion as the value of each type bears to the total value of the distribution property distributed in respect of the prior reference amount. If a holder of the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

      If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the event, as described above, the calculation agent will make further antidilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

      For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares and the specified amount of cash for each share of index stock (adjusted proportionally for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled "-- Antidilution Adjustments" as if the common shares were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, the final index stock price used to calculate the adjusted exchange rate will be the total value, as determined by the calculation agent on the determination date, of all components of the reference amount, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the determination date.

      The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective -- or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs -- after the date of this prospectus supplement and on or before the determination date.

      DISTRIBUTION PROPERTY. When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock -- or in respect of whatever the applicable reference amount may then be if any antidilution adjustment has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes one share of the index stock -- or other applicable reference amount -- in respect of which the distribution is made.

      If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above. Consequently, in this prospectus supplement, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount under "-- Special Calculation Provisions" below.

      For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Indentures and Waiver of Covenants".

                         MANNER OF PAYMENT AND DELIVERY

      Any payment or delivery on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of index stock or distribution property ourselves or cause our agent to do so on our behalf.

                             MODIFIED BUSINESS DAY

      As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. The same will apply to any delivery of the index stock that would otherwise be due on a day that is not a business day. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

      The calculation agent in its sole discretion will make all determinations regarding the exchange rate, antidilution adjustments, market disruption events, business days, the final stock index price or other value of the index stock, the default amount and the amount of index stock, cash or distribution property to be delivered in exchange for your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of your note. We may change the calculation agent after the original issue date without notice.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus and is also a day on which the principal securities market for the index stock is open for trading.

CLOSING PRICE

      The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

- on the principal national securities exchange on which that security is listed for trading on that day, or

- if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

- if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

      If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

      DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due day as described above.

      If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

      QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of

America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

      Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in the index stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence of trading or material limitation of trading in option contracts relating to the index stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- the index stock does not trade on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge with respect to the offered notes that we or our affiliates have effected or may effect as described under "Use of Proceeds and Hedging" below.

      The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from a previously announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option contracts relating to the index stock.

      For this purpose, an "absence of trading" in the primary securities market on which option contracts relating to the index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option contracts related to the index stock, if available, in the primary market for those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to those contracts, or

- a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in option contracts related to the index stock in the primary market for those contracts.

      In this subsection about market disruption events, references to the index stock include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

                       HYPOTHETICAL RETURNS ON YOUR NOTE

      The table below sets forth the hypothetical number of shares of index stock that would be delivered (or the cash value of which would be paid) for
each $          face amount of your note on the stated maturity date if the final index stock price is one of the hypothetical prices set forth below. The chart following the table illustrates the hypothetical pretax total rate of return per note for a range of hypothetical final index stock prices as a percentage of the assumed initial index stock price. For these purposes, we have assumed that there will be no antidilution adjustments to the exchange rate and no market disruption events.
---------------------------------------

              ASSUMPTIONS
Initial stock price
  (face amount per note)        $52.000
Original issue price            $46.358
Cap price                       $65.000
Discount                         10.85%
No antidilution
  adjustments
No market disruption
  event occurs

---------------------------------------
      The actual initial index stock price, the actual original issue price and the actual cap price will not be determined until the trade date and may be higher or lower than the assumed values. Consequently, these prices are likely to differ from the corresponding assumed prices shown above. The cap price will be 125% times the actual initial index stock price and the original issue price will be discounted at least 10.85% from the face amount. The hypothetical numbers of shares shown in the table below and the information shown in the chart below are based on these assumed prices, not on the actual prices. We have also assumed that the closing price of the index stock will be the same on the determination date and the stated maturity date.

      The table and chart below assume that no dividends will be paid on the index stock. We do not know, however, whether or to what extent the issuer of the index stock will pay dividends in the future. These are matters that will be determined by the issuer of the index stock and not by us. Consequently, the amount of dividends actually paid on the index stock by its issuer, and, therefore, the rate of return on the index stock, during the life of the offered notes may differ substantially from the information reflected in the table and chart below.

      Before investing in the offered notes, you should consult publicly available news sources to determine the trading prices of the index stock between the date of this preliminary prospectus supplement and your purchase of the offered notes. The trading price of the index stock may differ substantially from current levels, and the actual performance of the index stock over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical trading prices of the index stock shown elsewhere in this prospectus supplement or to the hypothetical examples set forth in the table and chart.

      The information in the table and chart reflects hypothetical pretax rates of return on the offered notes assuming that they are held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the table or chart below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Note" above.

      Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stock. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stock. Also, the hypothetical returns shown in the table and chart below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your note to a comparatively greater extent than the after-tax return on the index stock.

      The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical market prices on the determination date could have on the exchange rate.

      The hypothetical pretax total rate of return per note (column five in the table) is calculated by dividing the hypothetical equivalent cash amount at stated maturity (column four in the table) by the assumed original issue price and then subtracting one. The hypothetical pretax total rate of return for the index stock (column six in the table) is determined by dividing the hypothetical final index stock price (column one in the table) by the assumed initial index stock price and then subtracting one. The chart following the table illustrates the hypothetical pretax total rate of return per note (column five in the table) for a range of hypothetical final index stock price as a percentage of the assumed initial index stock price (column two in the table).

      For information about the market price of the index stock in recent periods, see "Maxim Integrated Products, Inc. -- Historical Trading Price Information" below.

               Hypothetical Final       Hypothetical       Hypothetical                       Hypothetical
                Index Stock Price        Number of        Equivalent Cash    Hypothetical     Pretax Total
Hypothetical   as a Percentage of     Shares of Index     Amount Per Note    Pretax Total    Rate of Return
Final Index    the Assumed Initial     Stock Per Note        At Stated      Rate of Return      on Index
Stock Price     Index Stock Price    At Stated Maturity      Maturity          Per Note          Stock
------------   -------------------   ------------------   ---------------   --------------   --------------
   83.20               160%               0.781250             65.00               40%              60%
   78.00               150%               0.833333             65.00               40%              50%
   72.80               140%               0.892857             65.00               40%              40%
   67.60               130%               0.961538             65.00               40%              30%
   65.00               125%               1.000000             65.00               40%              25%
   62.40               120%               1.000000             62.40               35%              20%
   57.20               110%               1.000000             57.20               23%              10%
   ----------------------------------------------------------------------------------------------------
   52.00               100%               1.000000             52.00               12%               0%
   ----------------------------------------------------------------------------------------------------
   46.80                90%               1.000000             46.80                1%             -10%
   41.60                80%               1.000000             41.60              -10%             -20%
   36.40                70%               1.000000             36.40              -21%             -30%
   31.20                60%               1.000000             31.20              -33%             -40%
   26.00                50%               1.000000             26.00              -44%             -50%
   20.80                40%               1.000000             20.80              -55%             -60%
   15.60                30%               1.000000             15.60              -66%             -70%
   10.40                20%               1.000000             10.40              -78%             -80%
    5.20                10%               1.000000              5.20              -89%             -90%
    0.00                 0%               1.000000              0.00             -100%            -100%

                           HYPOTHETICAL PRETAX TOTAL
                            RATE OF RETURN PER NOTE

     The following chart illustrates the hypothetical pretax total rate of return per note (column five in the table) for a range of hypothetical final index stock prices as a percentage of the assumed initial index stock price (column two in the table).

Hypothetical final index stock price                                  Hypothetical pretax
as a percentage of the assumed initial                                total rate of return
index stock price.                                                    per note.
0 %                                                                             -100.00%
10%                                                                              -89.00%
20%                                                                              -78.00%
30%                                                                              -66.00%
40%                                                                              -55.00%
50%                                                                              -44.00%
60%                                                                              -33.00%
70%                                                                              -21.00%
80%                                                                              -10.00%
90%                                                                                1.00%
100%                                                                              12.00%
110%                                                                              23.00%
120%                                                                              35.00%
130%                                                                              40.00%
140%                                                                              40.00%
150%                                                                              40.00%
160%                                                                              40.00%

          HYPOTHETICAL FINAL INDEX STOCK PRICE AS A PERCENTAGE OF THE
                       ASSUMED INITIAL INDEX STOCK PRICE
-------------------------------------------------------------------------------
We cannot predict the market price of the index stock or, therefore, the final index stock price or the exchange rate. The actual amount that a holder of the offered notes will receive at the stated maturity and the total pretax rates of return on the offered notes will depend entirely on the actual initial index stock price, the final index stock price, the cap price and the original issue price. In particular, the actual initial index stock price could be lower or higher than the levels reflected in the table and chart. Also the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the number of shares that will be delivered (or the cash value of which will be paid) in respect of your note on the stated maturity date may be very different from the information reflected in the table and chart above.
-------------------------------------------------------------------------------
                                       S-24

                          USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

      In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of the index stock prior to the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to the same underlying stock. Consequently with regard to your note, from time to time, we and/or our affiliates:

- expect to acquire or dispose of the index stock or other securities of the index stock issuer,

- may take short positions in the index stock or other securities of the index stock issuer -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to the purchaser,

- may take or dispose of positions in listed or over-the-counter options or other instruments based on the index stock, and/or

- may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

      We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.

      We and/or our affiliates may close out a hedge position relating to your note and perhaps other notes with returns linked to the same underlying stock on or before the determination date for your note. That step is likely to involve sales of the index stock and may involve sales and/or purchases of listed or over-the-counter options on the index stock or listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.
-------------------------------------------------------------------------------
         The hedging activity discussed above may adversely affect the market value of your note from time to time. See "Additional Risk Factors
   Specific to Your Note -- Trading and Other Transactions by Goldman Sachs
   in the Index Stock May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.
-------------------------------------------------------------------------------

                        MAXIM INTEGRATED PRODUCTS, INC.

      According to publicly available information, Maxim Integrated Products, Inc. designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits, commonly referred to as analog circuits. Maxim Integrated Products, Inc. also provides a range of high-frequency design processes and capabilities that can be used in custom design.

                    WHERE INFORMATION ABOUT THE INDEX STOCK
                             ISSUER CAN BE OBTAINED

      The index stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at:

- Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and

- Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661.

Copies of this material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by reference to its SEC file number: 0-16538.

      Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

      We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

                     WE OBTAINED THE INFORMATION ABOUT THE
                     INDEX STOCK ISSUER IN THIS PROSPECTUS
                    SUPPLEMENT FROM THE INDEX STOCK ISSUER'S
                                 PUBLIC FILINGS

      This prospectus supplement relates only to your note and does not relate to the index stock or other securities of the index stock issuer. We have derived all information about the index stock issuer in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of the index stock issuer with respect to the index stock issuer in connection with the offering of your note. We do not make any representation that the publicly available documents or any other publicly available information about the index stock issuer are accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement -- including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the exchange rate -- have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive at maturity and, therefore, the market value of your note.

      Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.

      We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer. As an investor in a note, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

                      HISTORICAL TRADING PRICE INFORMATION

      The index stock is traded on the Nasdaq National Market under the symbol "MXIM". The following table sets forth the quarterly high, low and closing bid prices for the index stock as reported on the Nasdaq National Market for the four calendar quarters in each of 2000 and 2001 and for the first calendar quarter in 2002, through February 13, 2003. We obtained the bid price information set forth below from Bloomberg Financial Services, without independent verification.

      Before investing in the offered notes, you should consult publicly available news sources to determine the trading prices of the index stock between the date of this preliminary prospectus supplement and your purchase of the offered notes. The trading price of the index stock may differ substantially from current levels, and the actual performance of the index stock over the life of the offered notes may bear little relation to the historical levels shown below.

      You should not take the historical prices of the index stock as an indication of future performance. We cannot give you any assurance that the price of the index stock will increase sufficiently for you to receive an amount in excess of, or even equal to, the face amount of your note at maturity. As discussed above under "Additional Risk Factors Specific to Your Note", the principal of your note is not protected.

      Because the payment amount on your note is linked to the price of the index stock on the determination date and is to be determined under a formula that caps the rate of return, the principal of your note is not protected and the rate of return on your note may be less than that on the index stock over a comparable period. See "Additional Risk Factors Specific to Your Note -- The Principal of Your Note Is Not Protected."

                                                               HIGH       LOW     CLOSE
                                                               ----       ---     -----
2000
  Quarter ended March 31....................................   73.625   47.1875   71.063
  Quarter ended June 30.....................................  75.6875   50.3125   67.875
  Quarter ended September 30................................   87.625   62.1875   80.438
  Quarter ended December 31.................................  82.0625   47.6875    47.75
2001
  Quarter ended March 31....................................       69     41.59    41.59
  Quarter ended June 30.....................................    58.39     34.92    44.21
  Quarter ended September 30................................    51.19     33.66    34.85
  Quarter ended December 31.................................    61.41     33.36    52.50
2002
  Quarter ended March 31 (through February 13, 2002)........    59.34     50.64    53.23
  Closing Bid Price on February 13, 2002....................                       53.23

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

      The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

      The following section is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell that the characterization of the note for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law. This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax-exempt organization;

- a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

- a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

      Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your note should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in your note are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

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         You should consult your tax advisor in determining the U.S. federal income tax and other tax consequences of your investment in the note, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
--------------------------------------------------------------------------------

      If you are a United States holder, you will be obligated pursuant to the terms of the note -- in the absence of an administrative determination or judicial ruling to the contrary -- to characterize your note for all tax purposes as a forward contract to purchase the index stock on the stated maturity date or to receive cash instead of shares of the index stock on that date, for which payment was made on the issue date.

      If your note is characterized as described above, your tax basis in your note generally would equal your cost for your note. Upon the sale or exchange of your note, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your note. The gain or loss generally would be short-term capital gain or loss, unless you hold the note for more than one year. If your note is characterized as described above and we elect to deliver shares of the index stock at the stated maturity date, you will not recognize gain or loss on the delivery of that stock. You would have a tax basis in the index stock equal to your tax basis in your note, less the portion of the tax basis of your note allocable to any fractional share, as described in the next sentence, and would have a holding period in the index stock beginning on the day after the stated maturity date. You would recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of your note allocable to fractional shares. If your note is characterized as described above and we elect to deliver cash at the stated maturity date, you would recognize capital gain or loss equal to the difference between the amount of cash received at maturity and your tax basis in the note. This gain or loss generally would be long-term capital gain or loss if you hold your note for more than one year.

      There is no judicial or administrative authority discussing how your note should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield -- i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note -- and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to that income.

      If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your note. In general, if you purchase your note on the original issue date, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your note.

      If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your note would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, as capital loss.

      If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at a price other than the adjusted issue price as determined for tax purposes.

      It is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you different from those described above. You should consult your tax advisor as to possible alternative characterizations of your note for U.S. federal income tax purposes.

                             BACKUP WITHHOLDING AND
                             INFORMATION REPORTING

      In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service any payments on your notes of $600 or more. In addition, we and other payors may report to the Internal Revenue Service any payment of proceeds of the sale, exchange or other disposition of your notes before the exercise date within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

      The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a "prohibited transaction".

      The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call a "Plan", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts or under another available exemption. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, or exercising any rights related thereto, by purchasing and holding the offered notes, to represent that (a) such purchase, holding and exercise will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder by reason of such person's acquisition, disposition or holding of the offered notes, or any exercise related thereto, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.
-------------------------------------------------------------------------------
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.
-------------------------------------------------------------------------------

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell all of the offered notes at the original issue price. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

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    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                           -------------------------

                               TABLE OF CONTENTS

                                            Page
                                            ----
             Prospectus Supplement

Summary Information.......................   S-2
Additional Risk Factors Specific to Your
  Note....................................   S-7
Specific Terms of Your Note...............  S-11
Hypothetical Returns on Your Note.........  S-22
Use of Proceeds and Hedging...............  S-25
Maxim Integrated Products, Inc............  S-26
Supplemental Discussion of Federal Income
  Tax Consequences........................  S-28
Employee Retirement Income Security Act...  S-30
Supplemental Plan of Distribution.........  S-31

   Prospectus Supplement dated June 25, 2001

Use of Proceeds...........................   S-2
Description of Notes We May Offer.........   S-3
United States Taxation....................  S-20
Employee Retirement Income Security Act...  S-20
Supplement Plan of Distribution...........  S-20
Validity of the Notes.....................  S-21

                   Prospectus

Available Information.....................     2
Prospectus Summary........................     4
Ratio of Earnings to Fixed Charges........     7
Description of Debt Securities We May
  Offer...................................     8
Description of Warrants We May Offer......    31
Description of Purchase Contracts We May
  Offer...................................    49
Description of Units We May Offer.........    54
Description of Preferred Stock We May
  Offer...................................    60
Description of Capital Stock..............    67
Legal Ownership and Book-Entry Issuance...    73
Considerations Relating to Securities
  Issued in Bearer Form...................    79
Considerations Relating to Indexed
  Securities..............................    83
Considerations Relating to Securities
  Denominated or Payable in or Linked to a
  Non-U.S. Dollar Currency................    86
United States Taxation....................    89
Plan of Distribution......................   109
Employee Retirement Income Security Act...   111
Validity of the Securities................   112
Experts...................................   112
Cautionary Statement Pursuant to the
  Private Securities Litigation Reform Act
  of 1995.................................   113

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                             $
                               THE GOLDMAN SACHS
                                  GROUP, INC.
                          MANDATORY EXCHANGEABLE NOTE
                                    DUE 2003
                (SUBJECT TO MANDATORY EXCHANGE FOR COMMON STOCK
                              OF MAXIM INTEGRATED
                                PRODUCTS, INC.)
                           -------------------------

                               GOLDMAN SACHS LOGO
                           -------------------------
                              GOLDMAN, SACHS & CO.
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